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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                             Bell Microproducts Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   078137 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                                Page 1 of 5 Pages

---------------------------------------------                                      -------------------------------------

CUSIP No.  078137 10 6                                        13G                           Page 2 of 5 Pages
---------------------------------------------                                      -------------------------------------

----------- ------------------------------------------------------------------------------------------------------

    1       Names of Reporting Person S.S. or I.R.S. Identification No. Of Above Person

            W. Donald Bell
----------- ------------------------------------------------------------------------------------------------------

    2       Check the Appropriate Box If a Member of a Group (See Instructions)
            (a)  [ ]
            (b)  [ ]
----------- ------------------------------------------------------------------------------------------------------

    3       SEC Use Only


----------- ------------------------------------------------------------------------------------------------------

    4       Citizenship or Place of Organization

            United States of America
----------- ------------------------------------------------------------------------------------------------------

     Number of Shares         5     Sole Voting Power
      Beneficially
     Owned by Each                  744,348
    Reporting Person
         with
                            ------- ------------------------------------------------------------------------------

                              6     Shared Voting Power

                                    -0-
                            ------- ------------------------------------------------------------------------------

                              7     Sole Dispositive Power

                                    744,348

                            ------- ------------------------------------------------------------------------------

                              8     Shared Dispositive Power

                                    -0-
----------- ------------------------------------------------------------------------------------------------------

    9       Aggregate Amount Beneficially Owned by Each Reporting Person

            744,348
----------- ------------------------------------------------------------------------------------------------------

    10      Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


----------- ------------------------------------------------------------------------------------------------------

    11      Percent of Class Represented by Amount in Row 9

            8.5%
----------- ------------------------------------------------------------------------------------------------------

    12      Type of Reporting Person (See Instructions)

            00 - W. Donald  Bell and Lynne F. Bell,  Trustees of the Bell Family
            Trust U/D/T dated April 26, 1991
----------- ------------------------------------------------------------------------------------------------------

   CUSIP No.    078137 10 6
            ----------------                                   Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer:

                  Bell Microproducts Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1941 Ringwood Avenue
                  San Jose, CA  95131

Item 2.

         (a)      Name of Person Filing:

                  W. Donald Bell

         (b)      Address of Principal Business Office or, if none, Residence:

                  1941 Ringwood Avenue
                  San Jose, CA  95131

         (c)      Citizenship:

                  United States of America

         (d)      Title of Class of Securities:

                  Common Stock, $0.01 par value

         (e)      CUSIP Number:

                  078137 10 6

Item 3.           Type of Filing:

                  This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

   CUSIP No.    078137 10 6
            ----------------                                   Page 4 of 5 Pages

Item 4.           Ownership:

         (a)      Amount Beneficially Owned:

                  744,348

         (b)      Percent of Class:

                  8.5%

         (c)      Number of Shares as to Which Such Person Has:

                            (i) Sole Power to Vote or to Direct the Vote:

                                                                744,348

                           (ii) Shared Power to Vote or to Direct the Vote:

                                                                -0-

                          (iii) Sole Power to Dispose or Direct the
                                Disposition of:                 744,348


                           (iv) Shared   Power  to   Dispose   or  Direct  the
                                Disposition of:                 -0-


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership  of More Than  Five  Percent  on  Behalf of  Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

   CUSIP No.    078137 10 6
            ----------------                                   Page 5 of 5 Pages


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

                  Not applicable

Signature
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 27, 1998                By: /s/ W. Donald Bell
    -----------------------------         -------------------------------------
                                          W. Donald Bell
                                          President and Chief Executive Officer